[Graphic omitted: Putnam investments logo]
Putnam Investor Services
7 Shattuck Rd
Andover, MA 01810
www.putnam.com

DEALER SALES CONTRACT

Between:

Distributor:		Dealer:

PUTNAM RETAIL MANAGEMENT	and
LIMITED PARTNERSHIP
General Distributor of
The Putnam Family of Mutual Funds
One Post Office Square
Boston, MA 02109

As general distributor of The Putnam Family of Mutual Funds (the ¨Funds”), we agree to sell you shares of beneficial interest issued by the Funds (the ¨Shares”), subject to any limitations imposed by any of the Funds and to confirmation by us in each instance of such sales. By your acceptance hereof, you agree to all of the following terms and conditions:

1. Offering Prices and Fees

The public offering price at which you may offer the Shares is the net asset value thereof, as computed from time to time, plus any applicable sales charge described in the then-current Prospectus of the applicable Fund. As compensation for each sale of Shares made by you, you will be allowed the dealer discount, if any, on such Shares described in the then-current Prospectus of the Fund whose Shares are sold. We reserve the right to revise the dealer discount referred to herein upon ten days’ written notice to you. We will furnish you upon request with the public offering prices for the Shares, and you agree to quote such prices in connection with any Shares offered by you for sale. Your attention is specifically called to the fact that each sale is always made subject to confirmation by us at the public offering price next computed after receipt of the order. There is no sales charge or dealer discount to dealers on the reinvestment of dividends and distributions.

In addition to the dealer discount, if any, allowed pursuant to the foregoing provisions of this Section 1, we may, at our expense, provide additional promotional incentives or payments to dealers. All dealer discounts, promotional incentives, payments and concessions will be made by us in accordance with the Financial Industry Regulatory Authority (¨FINRA”) guidelines and rules.

2. Manner of Offering, Selling, Purchasing and Redeeming Shares

We will, upon request deliver to you a copy of each Fund’s current Prospectus and will provide you with such number of copies of each Fund’s Prospectus, Statement of Additional Information and shareholder reports and of supplementary sales materials prepared by us, as you may reasonably request. At our request, you agree to deliver or cause to be delivered to your customers which are shareholders of the Funds copies of each Fund’s amended Prospectus, including supplements to the Prospectus, shareholder proxy materials and shareholder reports. You will offer and sell the Shares only in accordance with the terms and conditions of the current Prospectus and Statement of Additional Information of the applicable Fund. Neither you nor any other person is authorized to give any information or to make any representations other than those contained in such Prospectuses, Statements of Additional Information and shareholder reports or in such supplementary sales materials provided to you by us. You shall not furnish or cause to be furnished to any person, display or publish any information or materials relating to any Fund (including, without limitation promotional materials and sales literature, advertisements and press-releases, announcements, statements, posters, signs, or other similar materials) except such information and materials as may be furnished to you by us or the Fund and such other information and materials as may be approved in writing by us.

You agree to furnish to each person to whom any sale is made prior to or at the time of any purchase of Shares a copy of the then-current Prospectus of the applicable Fund. You also agree to furnish a Fund’s Statement of Additional Information to such person upon request. You agree to transmit to us promptly upon receipt any and all orders received by you.

All purchase orders will be executed at then-current NAV per share, which is next computed after receipt of a purchase offer, plus any applicable sales charges as described in the applicable Fund’s Prospectus. All redemption orders will be executed at NAV as described in the applicable Fund’s Prospectus. Any deferred sales charges (contingent or otherwise) and/or redemption fees will be deducted prior to transmission of proceeds to you or to you on behalf of your customer. We reserve the right, at our discretion and without notice, to suspend the sale of Shares or withdraw entirely the sale of Shares of any or all of the Funds. All orders are subject to acceptance or rejection by us in our sole discretion, and by the Funds in their sole discretion. All purchase and redemptions orders shall be transmitted to each Fund in accordance with its Prospectus and subject to the terms of any written instruction to you from us.

You or your affiliate/designees will maintain records of sales, redemptions and repurchases of Shares and will furnish us or the Funds with such records upon request.

3. Payment for Shares

You agree to pay for Shares in accordance with the applicable Fund’s Prospectus. You agree to pay us the offering price, less any dealer discount to which you may be entitled, within three (3) business days of our confirmation of your order, or such shorter time as may be required by law. You may elect to waive the dealer discount, to the extent permitted by the applicable Fund’s Prospectus. Neither us nor the Funds are responsible for correcting the payment to or assessment of an incorrect dealer discount due to your failure to fulfill your obligations under this contract. We may change the dealer discounts at any time in our sole discretion.

If the payment for Shares is not received within said time period or in accordance with the applicable Fund’s Prospectus, we reserve the right, without prior notice, to cancel the sale, or at our option to return the Shares to the issuer for redemption or repurchase. In the latter case, we shall have the right to hold you responsible for any loss, including lost profit, resulting to us. Should payment be made by check, liquidation of Shares may be made pending clearance of the check. In the event your check is dishonored for any reason, you shall remain liable for the purchase price and any loss incurred by us. In addition, should payment be made by means of a second or third party check, you shall be deemed to have made all presentment, transfer and other applicable warranties set forth in the Uniform Commercial Code, and in the event such check is either dishonored or subsequently determined to be invalid for any reason (including without limitation as a result of such check having been lost, stolen, or unauthorized) you shall remain liable for the purchase price and any loss incurred by us.

4. Relationship With Dealers

Neither this contract nor the performance of the services of the respective parties hereunder shall be considered to constitute an exclusive arrangement, or to create a partnership, association or joint venture by you and us. In offering and selling Shares under this contract, you shall be acting as principal and nothing herein shall be construed to constitute you or any of your agents, employees or representatives as our agent or employee, or as an agent or employee of the Funds. As general distributor of the Funds, we shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the distribution of the Shares. We shall not be under any obligation to you, except for obligations expressly assumed by us in this contract.

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5. Dealer Representations and Warranties

You hereby represent and warrant that you are:

(i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and are licensed and qualified as a broker-dealer or otherwise authorized to offer and sell the Shares under the laws of each jurisdiction in which the Shares will be offered and sold by you;

(ii) a member in good standing of FINRA and agree to maintain such membership in good standing or, in the alternative, you are a foreign dealer not eligible for membership in FINRA, but agree to abide by rules promulgated by the U.S. Securities and Exchange Commission and FINRA; and

(iii) registered, licensed or qualified with appropriate securities authorities in all states, territories and jurisdictions in which your activities make such registration, licensing or qualification necessary.

You further agree, represent and warrant that you shall:

(i) comply with applicable laws, rules, and regulations and the applicable rules and regulations of any jurisdiction in which you sell, directly or indirectly, any Shares;

(ii) not offer for sale or sell the Shares in any jurisdiction in which the Shares are not qualified for sale or in which you are not qualified as a broker-dealer;

(iii) not engage in, authorize or facilitate market timing or late trading in the Funds (for your own account or the account of your customers);

(iv) maintain policies and procedures, including supervisory procedures, reasonably designed to ensure that your customers are apprised of and receive, if entitled, any Fund benefits including, but not limited to, breakpoint discounts;

(v) not withhold placing with us orders received from your customers so as to profit from such withholding; and

(vi) comply with the provisions of Rule 22c-2 under the Investment Company Act of 1940, as amended, as applicable, set forth on Exhibit A hereto.

6. Notice to Distributor

You agree to notify us in writing immediately in the event of the following:

(i) termination of Securities Investor Protection Corporation coverage;

(ii) expulsion or suspension from FINRA;

(iii) finding of violation of state or federal law, rule or regulation that would be required to be reported on Form BD; and/or

(iv) finding of violation of state or federal law, rule or regulation affecting your ability to act under the terms of this contract in any material way.

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7. Privacy

Each party to this contract agrees to protect Customer Information (defined below) and to comply as may be necessary with the requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto, including Regulation S-P, and state privacy laws, including the Standards for Protection of Personal Information of Residents of the Commonwealth of Massachusetts, 201 CMR 17.00 et seq. (collectively referred to as the ¨Privacy Laws”).

¨Customer Information” means any information contained on an application of a customer (¨Customer”) of the Funds or other form and all nonpublic personal information about a Customer that a party receives from the other party including but not limited to name, address, telephone number, social security number, driver’s license number or other state issued identification number, date of birth and personal financial information.

The parties shall establish and maintain administrative, physical and technical safeguards against the unauthorized access, destruction, loss, or alteration of Customer Information in their control, which are in compliance with the Privacy Laws and in any event no less rigorous than those maintained by a party of its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other party.

You shall not use our name or the name of any affiliate for marketing or advertising purposes without our prior consent.

The provisions of this Privacy section shall survive the termination of this contract.

8. Anti-Money Laundering Program

You shall comply with all applicable anti-money laundering laws and regulations, including the applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act of 2001, as well as with all applicable anti-money laundering/anti-terrorism sanctions and regulations promulgated by U.S. government agencies, including but not limited to, the Securities and Exchange Commission and the U.S. Department of Treasury’s Office of Foreign Assets Control. You shall take necessary and appropriate steps consistent with such laws and regulations to: obtain, verify and retain information with regard to customer identification and source of customer funds. You shall maintain records of all customer transactions. You shall, to the extent consistent with applicable law, take all steps necessary and appropriate to provide the Funds and/or us with any requested information about investors and accounts in the event that the Funds or us shall request such information in response to an inquiry or investigation by an appropriate authority. You shall, to the extent permitted by applicable law and regulations, notify the Funds and/or us of any concerns in connection with any investor in the context of anti-money laundering/anti-terrorism laws or regulations.

9. Termination

Either party hereto may terminate this contract, without cause, upon ten days’ written notice to the other party. We may terminate this contract for cause upon the violation by you of any of the provisions hereof or suspension from FINRA for violation of state or federal law, rule or regulation, such termination to become effective on the date such notice of termination is mailed to you. This contract shall terminate automatically if either Party ceases to be a member of FINRA. This contract will also automatically terminate if the distribution agreement between a Fund and Putnam Retail Management Limited Partnership is terminated. Termination with respect to one Fund will not cause termination with respect to any other Fund.

10. Assignability

This contract is not assignable or transferable, except that we may assign or transfer this contract to any successor which becomes general distributor of the Funds.

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11. Indemnification

You shall indemnify and hold harmless us, our affiliates and the Funds against any losses, claims, damages, liabilities or expenses (including reasonable attorneys’ fee and expenses) (collectively, ¨Losses”) resulting from (a) any negligence or misfeasance by you or any of your officers, directors, employees, agents or registered representatives; or (b) any violation of any law, rule or regulation or any failure to perform or observe any of your obligations set forth in this contract by your or any of your officers, directors, employees, agents or registered representatives.

We shall indemnify and hold harmless you and your affiliates against any Losses resulting from (a) any negligence or misfeasance by us or any of our officers, directors, employees, agents or registered representatives; or (b) any violation of any law, rule or regulation or any failure to perform or observe any of our obligations set forth in this contract by us or any of our officers, directors, employees, agents or registered representatives.

In the event that this contract is terminated under the terms and conditions described herein, the indemnification provision shall continue until the possibilities for damages or loss have expired.

12. Amendment

This contract supersedes any prior sales agreements between the parties. This contract and any exhibits thereto may be amended from time to time by us by mailing the amendment to the notice address for you stated below. Acceptance of such amendment by you shall be deemed given either by executing and returning a signed copy of the amendment to us or by your subsequent action under this contract, as amended.

13. Notices

Notices must be in writing and delivered by: personal delivery, prepaid registered or certified United States first class mail, return receipt requested; overnight courier; or fax or similar electronic delivery (with confirming copy by mail). All notices to us should be sent to the following address: Putnam Investments, Attn: General Counsel, One Post Office Square, Boston, MA 02109. All notices to you shall be sent to the address set forth below.

14. Governing Law

This contract and the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

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PUTNAM RETAIL MANAGEMENT
LIMITED PARTNERSHIP

By:	/s/ William T. Connolly
William T. Connolly, President
Putnam Retail Management Limited Partnership

We accept and agree to the foregoing contract as of the date set forth below.

		Dealer:	_______________________________________
Check appropriate box for federal
tax classification:
▫	Individual/sole proprietor
▫	C Corporation	By:	_______________________________________
▫	S Corporation		Authorized Signature, Title
▫	Partnership		_______________________________________
▫	Limited Liability Company/C Corporation		Print Name
▫	Limited Liability Company/S Corporation		_______________________________________
▫	Limited Liability Company/Partnership
_______________________________________
Please provide your organization’s Tax			Address
Identification Number on the following line:
____________________________________________		Dated:	_______________________________________

Please return the signed Putnam Copy of this Sales contract to:

Putnam Retail Management Limited Partnership, Attn: DMSS C6E, 7 Shattuck Rd, Andover, MA 01810

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EXHIBIT A
Shareholder Information Agreement
pursuant to
Rule 22c-2 under the Investment Company Act of 1940, as amended

I. Agreement to Provide Information. You agree to provide the Fund and/or us, upon written request, the taxpayer identification number (¨TIN”), the Individual/International Taxpayer Identification Number (¨ITIN”), or other government-issued identifier (¨GII”), if known, of any or all shareholder(s) holding or owning Shares through an account(s) and the amount, date and transaction type (purchase, redemption, transfer, or exchange), for each such shareholder, of every purchase, redemption, transfer, or exchange of Shares held or owned through such account maintained by you during the period covered by the request, as well as the name or other identifier of any investment professional(s) associated with the shareholder(s) or account(s) (if known). The foregoing information shall be collectively referred to herein as the ¨Shareholder Information.”

a. Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which Shareholder Information is sought. Notwithstanding the foregoing, the Fund and/or us may request Shareholder Information older than 90 days from the date of the request as deemed necessary or desirable to investigate compliance with policies established from time to time by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

b. Form and Timing of Response. You agree to provide promptly, upon request of the Fund and/or us, the Shareholder Information. If requested by the Fund and/or us, you agree to use best efforts to determine promptly whether any specific person about whom the Fund and/or us has received Shareholder Information is itself a financial intermediary (¨indirect intermediary,” within the meaning of Rule 22c-2 of the Investment Company Act). If such person is determined to be an indirect intermediary, then, upon further request of the Fund and/or us, you shall promptly do either of the following: (i) provide (or arrange to have provided), to the Fund and/or us, the Shareholder Information for those shareholders who hold an account with an indirect intermediary; or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. You additionally agree to inform the Fund and/or us whether you plan to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund and/or us should be consistent with the National Securities Clearing Corporation (NSCC) Standardized Data Reporting Format.

c. Limitations on Use of Information. We agree not to use the information received for marketing or any other similar purpose without your prior written consent.

II. Agreement to Restrict Trading. You agree to execute written instructions from the Fund and/or us to restrict or prohibit further purchases or exchanges of Shares by a shareholder that has been identified by the Fund and/or us as having engaged in transactions in Shares (directly or indirectly through your account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

a. Form of Instructions. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

b. Timing of Response. You agree to promptly execute instructions from the Fund and/or us to restrict or prohibit trading.

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c. Confirmation. You must provide written confirmation to the Fund and/or us that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

III. Instructions. We are entering into this 22c-2 Agreement on our own behalf, as well as on behalf of the Fund, and any instructions or directions given by us shall be deemed to be given by the Fund as well.

IV. Definitions. For purposes of this Exhibit A, the term ¨promptly” means as soon as reasonably practicable, but not later than five business days after you receive instructions or a request from the Fund and/or us.

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